Exhibit 10.3
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) because it is both (i) immaterial and (ii) treated by the Company as private and confidential. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon request.

August 22, 2025

Jay Jennings
***
***

Re: Offer of Employment

Dear Jay:

    On behalf of QT Imaging Holdings, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer, located in Palo Alto, California. This letter (the “Letter Agreement”) sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your compensation and benefits are and what the Company expects of you. By signing this Letter Agreement, you will be accepting employment on the following terms.

1.Effective Date. Conditioned upon satisfaction of all provisions set forth herein, your employment with the Company is scheduled to commence on September 2, 2025.
2.Duties. Your job title will be Chief Financial Officer, reporting to the Chief Executive Officer. This is a full-time position. As of the employment start date, you shall primarily perform your duties remotely from your home office in Palo Alto, California, with occasional travel, to the Company’s offices in Novato, California, or as otherwise reasonably required by the Chief Executive Officer (and currently anticipated to be once weekly).
3.Base Compensation. This is an exempt position and you will be paid an annual base salary of $400,000.00, which will be paid bi-monthly, in accordance with the Company’s normal payroll procedures and subject to applicable deductions and withholdings. The base salary in effect at any given time is referred to herein as “Base Salary.” Subject to the Company’s current annual performance review process, you may be eligible for an increase in your Base Salary.
4.Annual Performance Bonus. For each calendar year of your employment with the Company, you will be eligible to earn an annual performance bonus (the “Annual Bonus”). Your target annual bonus will be 45% of the Base Salary in effect for the applicable year, less applicable deductions and withholdings; provided, however, that the Annual Bonus amount shall be prorated for your initial calendar year of employment. Any Annual Bonus due to you hereunder will be payable not later than two and one-half (2 ½) months following the close of the calendar year to which it relates. To earn an annual performance bonus for any particular calendar year of employment, (i) the Company and you must achieve applicable performance metrics, to be established and determined by the Company in its sole discretion, and (ii) except as set forth in Section 11.a.ii., below, you must remain employed through the end of the calendar year to which the bonus pertains).
5.Equity. Subject to the approval of the Company’s board of directors (the “Board”), as an inducement to your commencement of employment, as soon as practicable following the date on which the Company files an effective registration statement on a Form S-8, you shall receive an equity grant in a form to be determined pursuant to the terms of the Company’s Inducement Equity Incentive Plan (the “Plan”) consisting of 325,000 shares of the Company’s common stock (the “Initial Grant”).  The Initial Grant will be subject to the terms and conditions applicable to the type of grant that is made under the Plan and the applicable grant notice and agreement to be signed by you and the Company (the “Grant Agreement”).  Your Initial Grant will vest in accordance with the following schedule, as described in the applicable Grant Agreement:  one-third will vest on August 15, 2026, and the remaining two thirds will vest in eight equal quarterly installments on November 15, February 15, May 15, and August 15, such that the Initial Grant will be fully vested on August 15, 2028, subject to your continued service with the Company through each vesting date.
6.Reimbursement of Expenses. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures. Company reimbursement of any expenses, including Commuting Expenses, is subject to your timely submission of applicable receipts and documentation in accordance with the Company’s expense reimbursement policy.
7.Directors & Officers Insurance Coverage. During your employment, the Company shall provide you the same coverage under any directors and officers (“D&O”) liability insurance that the Company elects to maintain, as it provides to its other executives and, after the termination of your employment hereunder, the same coverage under any D&O liability insurance it elects to maintain, as it provides to its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.
8.Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, holidays and other benefits that the Company may offer to similarly-situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by workers’ compensation insurance, state disability insurance and other governmental benefit programs as required by state law.
9.Termination. Your employment hereunder may be terminated under the following circumstances:
a.Death. Your employment hereunder shall terminate upon your death.
b.Disability. The Company may terminate your employment involuntarily hereunder, upon notice to you, in the event of your Disability. For purposes of this Letter Agreement, “Disability” shall mean that you are eligible to receive benefits under the Company’s long-term disability benefit plan as in effect on the date of termination, as determined by the third-party insurer of such plan. If the Company does not have a long-term disability benefit plan in effect on the date of termination, then “Disability” has the applicable meaning as set forth in Section 409A of the Internal Revenue Code. Nothing in this Section 9.a shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
c.Termination by Company for Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Letter Agreement, “Cause” shall mean: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by you of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) your continued non-performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (iv) a breach by you of any of the provisions contained in this Letter Agreement, or in any agreement between the parties; (v) a material violation by you of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
d.Termination Without Cause. The Company may terminate your employment hereunder at any time without Cause. Any termination by the Company of your employment under this Letter Agreement which does not constitute a termination for Cause under Section 9.b and does not result from your death or Disability under Section 9 or a shall be deemed a termination without Cause.

e.Termination by You. You may terminate your employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Letter Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction (other than solely by virtue of the Company being acquired by a larger organization, provided that your level of duties, authority or responsibilities with respect to the business of the Company remains substantially the same as prior to such acquisition); or (iii) the material breach of this Letter Agreement by the Company (each a “Good Reason Condition”). “Good Reason Process” shall mean that (A) you reasonably determine in good faith that a Good Reason Condition has occurred; (B) you notify the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such Good Reason Condition; (C) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
f.Notice of Termination. Except for termination as specified in Section 9, any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Letter Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Letter Agreement relied upon.
g.Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by your death, the date of your death; (ii) if your employment is terminated on account of Disability or by the Company for Cause under Section 9.b, the date on which a Notice of Termination is given; (iii) if your employment is terminated by the Company under Section 9.c, the last date of employment as referenced in the Notice of Termination; (iv) if your employment is terminated by you under Section 9.d without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under Section 9.d with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Letter Agreement.

10.Compensation Upon Termination.
a.Compensation Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or to your authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 6 of this Letter Agreement) and unused paid time off that accrued through the Date of Termination on or before the time required by law; (ii) any earned but unpaid Annual Bonus as described in Section 4 for any year preceding the year in which the Date of Termination occurs, payable on the date that bonuses become payable to current employees of the Company; and (iii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
b.Termination by the Company without Cause or by You with Good Reason. If your employment is terminated by the Company without Cause as provided in Section 9.c, or you terminate your employment for Good Reason as provided in Section 9.d, then the Company shall pay you your Accrued Benefit. In addition, subject to you signing a separation and general release agreement in a form and manner satisfactory to the Company (the “Release”), the Release becoming irrevocable, and fully effective all within the time period set forth in the Release, but in no event later than sixty (60) days after the Date of Termination, and you not breaching any of your post-employment contractual obligations to the Company:
i.the Company shall pay you an amount equal to nine (9) months of your then-current Base Salary, less applicable deductions and withholdings, which shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months following the Date of Termination; provided, however, that payments otherwise scheduled to be made prior to the effective date of the Release shall instead accrue and be paid in the first payroll following the effective date of the Release;
ii.if you were participating in the Company’s group health plan immediately prior to the Date of Termination and timely elect continued coverage under COBRA, the Company will pay your COBRA health insurance premium, including any amounts that Company paid for benefits to your qualifying family members, following the Date of Termination up until the earlier of either (i) the end of nine (9) months following the Date of Termination or (ii) the date on which you begin full-time employment with another company or business entity which offers comparable health insurance coverage to you (such period, the “Non Change in Control COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you or your qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Non Change in Control COBRA Payment Period; and
iii.Any Company equity awards that you hold that were otherwise eligible to vest solely conditioned on your continued services with the Company through the next scheduled vesting date for such equity awards following the Date of Termination shall immediately vest upon the effective date of the Release.
11.Change in Control Payment. The provisions of this Section 11 set forth certain terms of an agreement reached between you and the Company regarding your rights and obligations upon the occurrence of a Change in Control (as defined in the Plan). These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 10(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within twelve (12) months after the occurrence of the first event constituting a Change in Control. In no event are you entitled to receive severance benefits under Section 10(b) and this Section 11. These provisions shall not be applicable with respect to any termination of your employment which occurs prior to a Change in Control or any termination which occurs more than twelve (12) months after the occurrence of the first event constituting a Change in Control.
a.Change in Control. During the course of your employment with the Company, if within twelve (12) months after a Change in Control, your employment is terminated by the Company without Cause as provided in Section 9(d) or you terminate your employment for Good Reason as provided in Section 9(e), then, subject to you signing the Release and the Release becoming irrevocable, within the time period set forth in the Release, but in no event later than sixty (60) days after the Date of Termination:
i.the Company shall pay you an amount equal to nine (9) months of your then-current Base Salary, less applicable deductions and withholdings, which shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months following the Date of Termination; provided, however, that payments otherwise scheduled to be made prior to the effective date of the Release shall instead accrue and be paid in the first payroll following the effective date of the Release;
ii.the Company shall, on the later of the date on which the Release becomes irrevocable and the date on which bonuses become payable to current employees of the Company, pay you a pro-rated Annual Bonus as described in Section 4 for the year in which the Date of Termination occurs, which proration shall be determined by multiplying (A) the quotient obtained by dividing (i) the number of days you worked in that year by (ii) 365, by (B) the amount of the Annual Bonus you would have otherwise received had you remained employed with the Company through the end of the year, less applicable deductions and withholdings, and subject to the conditions set forth herein including the Company’s good faith determination of the extent to which the performance goals have been achieved at the time of determination;
iii.if you were participating in the Company’s group health plan immediately prior to the Date of Termination and timely elect continued coverage under COBRA, the Company will pay your COBRA health insurance premium, including any amounts that Company paid for benefits to your qualifying family members, following the Date of Termination up until the earlier of either (i) the end of nine (9) months following the Date of Termination or (ii) the date on which you begin full-time employment with another company or business entity which offers comparable health insurance coverage to you (such period, the “Change in Control COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you or your qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Change in Control COBRA Payment Period; and
iv.notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards granted to you shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination.
b.Excise Tax.
i.Anything in this Letter Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the following provisions shall apply:
1.If the Parachute Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Parachute Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Letter Agreement.
2.If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the

Parachute Payments which are in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
ii.For the purposes of this Section 11(b), “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.
iii.All calculations and determinations under Sections 11(b)(i) and 11(b)(ii) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by Sections 11(b)(i) and 11(b)(ii), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and you shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under Sections 11(b)(i) and 11(b)(ii). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
12.Section 409A.
a.All severance benefits provided under this Letter Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under this Letter Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.
b.Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Letter Agreement that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to your without causing you to incur the adverse personal tax consequences under Section 409A.

c.It is intended that (i) each installment of any benefits payable under this Letter Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under this Letter Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii). However, if the Company determines that any such benefits payable under this Letter Agreement constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after your Separation from Service and (2) the date of your death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
d.In no event shall payment of any benefits under this Letter Agreement be made prior to the effective date of the Release. If the Company determines that any payments or benefits provided under this Letter Agreement constitute “deferred compensation” under Section 409A, and your Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the your Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under this Letter Agreement constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of the Release, the Company shall (1) pay a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
13.At-Will Employment. Notwithstanding any other provision of this Letter Agreement, your employment with the Company is “at-will” and may be terminated at any time by either you or the Company upon notice, for any or no reason, subject to the terms of Sections 9 and 10, above. No representative of the Company has authority to enter into any agreement contrary to the foregoing “employment at will” relationship.
14.Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to, decisions regarding any transfers or other changes in duties or assignments, changes in your Base Salary and other compensation, changes in benefits and changes in Company policies or procedures.

15.Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement (“Exhibit A”) prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.
16.References and Immigration Documents. This offer is contingent upon your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.
17.Reservation of Rights. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer is therefore contingent upon clearance of such a background investigation and/or background check, if any.
18.No Conflicting Obligations. By executing this Letter Agreement, you represent and warrant that your performance under this Letter Agreement does not and will not breach any agreement you have entered into, or will enter into, with any other party. During your employment with the Company, you shall not engage in any activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this Letter Agreement.
19.Integrated Agreement. This Letter Agreement and Exhibit A supersede any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this Letter Agreement and Exhibit A will constitute the full, complete and exclusive agreement between you and the Company with respect to their subject matter. This Letter Agreement may only be changed by a writing, signed by an authorized representative of the Company.

20.Severability. If any term of this Letter Agreement is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.
21.Governing Law. The terms of this Letter Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. You and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Marin County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the District of California) in connection with any Dispute or any claim related to any Dispute.
    To confirm your agreement with and acceptance of these terms, please sign one copy of this Letter Agreement and return it to me. The other copy is for your records. This offer expires on August 25, 2025.

Sincerely,
Dr. Raluca Dinu

QT Imaging Holdings, Inc.

By:	/s/ Dr. Raluca Dinu

Name: Dr. Raluca Dinu
Title: Chief Executive Officer

Acknowledgment and Acceptance of Employment Offer
I accept employment with QT Imaging Holdings, Inc. and acknowledge and fully agree to the terms and conditions set forth in this Letter Agreement:

/s/ Jay Jennings
Jay Jennings

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
This Agreement sets forth in writing certain understandings and procedures applicable to my employment with QT Imaging Holdings, Inc. (the “Company”) and these understandings and procedures apply from the date of my initial employment with Company (my “Employment Date”) even if this Agreement is signed by me and Company after the Employment Date.
1.Duties.  In return for the compensation and benefits now and hereafter paid or provided to me, the receipt and sufficiency of which is hereby acknowledged, I hereby agree to perform those duties for Company as Company may designate from time to time.  During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, (ii) not engage in any other employment or in any conduct, in each case, that would be in direct conflict with Company’s interests or interfere with my ability to perform the duties of my position, and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me.  I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that Company issues to me.  I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.
2.“Proprietary Information” Definition.  “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers, employee information (such as compensation data and performance reviews) and any other nonpublic information that has commercial value and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.
3.Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual
1

property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Subject to Section 13 (Defend Trade Secrets Act), I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. Nothing in this Agreement will limit my ability to provide truthful information to any government agency regarding potentially unlawful conduct. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.
4.“Innovations” Definition.  In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.
5.Disclosure and License of Prior Innovations.  I have listed on Attachment A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made (collectively, “Created”) by me alone or jointly with others prior to my Employment Date and to which I retain any ownership rights or interest (these Company-Related Innovations collectively referred to as the “Prior Innovations”).  I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Attachment A (Prior Innovations).  If nothing is listed on Attachment A (Prior Innovations), I represent that there are no Prior Innovations as of my Employment Date.  I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Innovations (including without limitation any Company-Related Innovations) owned by me or in which I have any other right or interest that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with Company or with the use of any Company resources, facilities, equipment, or information (including without limitation Company Confidential Information) (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Innovations that I own or in which I have any other right or interest in any Company Innovations without Company’s prior written consent.
6.Disclosure and Assignment of Company Innovations.  I will promptly disclose and describe to Company all Company Innovations.  I hereby do and will
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irrevocably assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the earliest of the Creation of the Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company (including non-assignable moral rights), I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.
7.Future Innovations.  I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations.  Company will receive that information in confidence.
8.Notice of Nonassignable Innovations.  This Agreement does not apply to an Innovation that I cannot be required to assign by law, including, without limitation, pursuant to California Labor Code Section 2870 (attached hereto as Attachment B), if any. I have reviewed the notification in Attachment B and agree that my signature on this Agreement acknowledges receipt of the notification.
9.Cooperation in Perfecting Rights to Company Innovations.  I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement.  If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me.  The foregoing is deemed a power coupled with an interest and is irrevocable.
10.Return of Materials.  At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers,
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diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me.  I will provide Company with a written certification of my compliance with my obligations under this Section.
11.No Violation of Rights of Third Parties.  During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party.  I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.
12.Publicity. I hereby consent to any and all uses and displays, by Company and its agent, of my name, voice, likeness, image, appearance, and biographical information in, on, or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by Company, for all legitimate business purposes of Company (“Permitted Uses”). I hereby forever release Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by Company, in connection with any Permitted Use.
13.Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order. I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to Company, or (B) discuss the terms of my employment, wages and working conditions, to the extent expressly protected by applicable law, or share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my
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job responsibilities require or allow access to such information.
14.Survival.  This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.
15.Injunctive Relief.  I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.
16.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; (d) by email, effective (A) when the sender receives an automated message from the recipient confirming delivery or (B) one hour after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or receipt is on a day which is not a business day or is after 5:00 pm (addressee’s time) it is deemed to be received at 9:00 am on the following business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.
17.Governing Law; Forum.  The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles.  Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Marin County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Marin County, California, personal jurisdiction will be nonexclusive.  Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.  For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.
18.Severability.  If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.
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19.Waiver; Modification.  If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company.  No waiver shall constitute a waiver of any other or subsequent breach by me.  This Agreement may be modified only if both Company and I consent in writing.
20.Assignment.  The rights and benefits of this Agreement shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation of law or otherwise.
21.No Contract for Employment. I understand that this Agreement does not create a contract for employment between Company and me, and that my employment continues to be at will.
22.Entire Agreement.  This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

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I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:
QT IMAGING HOLDINGS, INC.
By: /s/ Dr. Raluca Dinu	By: /s/ Jay Jennings
Dr. Raluca Dinu	Jay Jennings

Dated: August 23, 2025	Dated: August 22, 2025

[Signature Page to Proprietary Information and Inventions Agreement]

Attachment A
PRIOR INNOVATIONS

None.

Attachment B
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”